Exhibit 99.1

IT Tech Packaging, Inc. Announces Receipt of Notice of Non-Compliance

with NYSE Continued Listing Requirements

BAODING, China, April 20, 2026–(PRNewswire)– IT Tech Packaging Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, received an official notice of noncompliance (the “NYSE American Notice”) from NYSE Regulation (“NYSE”) stating that the Company is not in compliance with NYSE American continued listing standards (the “Filing Delinquency Notification”) due to the failure to timely file the Company’s Form 10-K for the year ended December 31, 2025 (the “Delinquent Report”) by the filing due date of April 15, 2026 (the “Filing Delinquency”).

The Company is now subject to the procedures and requirements set forth in Section 1007 of the NYSE American Company Guide (the “Company Guide”). Within five days of the date of the Filing Delinquency Notification, the Company was required to (a) contact the NYSE to discuss the status of the Delinquent Report and (b) issue a press release disclosing the occurrence of the Filing Delinquency, the reason for the Filing Delinquency and, if known, the anticipated date such Filing Delinquency will be cured via the filing or refiling of the applicable report, as the case may be. The NYSE American Notice has no immediate effect on the listing or trading of the Company’s common stock on NYSE American.

During the six-month period from the date of the Filing Delinquency (the “Initial Cure Period”), the NYSE will monitor the Company and the status of the Delinquent Report and any subsequent delayed filings, including through contact with the Company, until the Filing Delinquency is cured. If the Company fails to cure the Filing Delinquency within the Initial Cure Period, the NYSE may, in the NYSE’s sole discretion, allow the Company’s securities to be traded for up to an additional six-month period (the “Additional Cure Period”) depending on the Company’s specific circumstances. If the NYSE determines that an Additional Cure Period is not appropriate, suspension and delisting procedures will commence in accordance with the procedures set out in Section 1010 of the Company Guide. If the NYSE determines that an Additional Cure Period of up to six months is appropriate and the Company fails to file its Delinquent Report and any subsequent delayed filings by the end of that period, suspension and delisting procedures will generally commence.

Notwithstanding the foregoing, however, the NYSE may in its sole discretion decide (i) not to afford the Company any Initial Cure Period or Additional Cure Period, as the case may be, at all or (ii) at any time during the Initial Cure Period or Additional Cure Period, to truncate the Initial Cure Period or Additional Cure Period, as the case may be, and immediately commence suspension and delisting procedures if the Company is subject to delisting pursuant to any other provision of the Company Guide, including if the NYSE believes, in the NYSE’s sole discretion, that continued listing and trading of the Company’s securities on the NYSE is inadvisable or unwarranted in accordance with Sections 1001-1006 of the Company Guide.

Reference is made to the Company’s Notification of Late Filing on Form 12b-25 (filed with the SEC on March 31, 2026), which described the circumstances leading to the late filing of the Delinquent Report. The Delinquent Report could not be filed within the prescribed time period due to the fact that the Company was unable to finalize its financial results as well as the disclosure requirements of the Delinquent Report without unreasonable expense or effort. As a result, the Company could not solicit and obtain the necessary review of the Delinquent Report in a timely fashion prior to the due date of the Delinquent Report. Additional time is needed by the Company to complete its review of the financial statements included in the Delinquent Report to ensure a complete, accurate Delinquent Report. The Company intends to file the Delinquent Report as soon as practicable and in any event within the six-month period.

The Company intends to regain compliance with the NYSE American continued listing standards. There can be no assurance that the Company will ultimately regain compliance with all applicable NYSE American listing standards.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: www.itpackaging.cn.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s plan to file the Delinquent Report within the Initial Cure Period to regain compliance with the NYSE American continued listing standards. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Factors that may cause such differences include, without limitation, the Company’s ability to file the Delinquent Report within the Initial Cure Period to regain compliance with the NYSE American continued listing standards, and other risks and uncertainties indicated from time to time in filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, under the heading “Risk Factors,” and other documents the Company has filed, or will file, with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts:

At the Company Email:

ir@itpackaging.cn
Tel: +86 0312 8698215